SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              ___________________

                                 SCHEDULE 13G

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

			        (Amendment No. 1)*

			CHECKERS DRIVE-IN RESTAURANTS, INC.
				(Name of Issuer)


			 Common Stock, $.001 Par Value
			(Title of Class of Securities)


				    162809305
				  (CUSIP Number)

                                December 31, 2003
                 (Date of event which requires filing this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

GDK, Inc.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
78,079

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
78,079

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
78,079

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%
	12
TYPE OF REPORTING PERSON*


CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
342,828

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
342,828
	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

342,828

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.8%
	12
TYPE OF REPORTING PERSON*
CO


*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth LLC  22-3682580

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
59,144

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
59,144
	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

59,144
	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.5%
	12
TYPE OF REPORTING PERSON*
OO


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth (BVI) Ltd.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) n/a
	(b) n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
172,708

	7
SOLE DISPOSITIVE POWER

0

	8
SHARED DISPOSITIVE POWER
172,708

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
172,708

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.4%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.  22-3430173

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
652,759

	7
SOLE DISPOSITIVE POWER

0
	8
SHARED DISPOSITIVE POWER
652,759

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
652,759

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.4%

	12
TYPE OF REPORTING PERSON*
OO


*SEE INSTRUCTIONS BEFORE FILLING OUT!

 SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) n/a
       (b) n/a

	3
SEC USE ONLY

	4

CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
652,759

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
652,759

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
652,759

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.4%

	12
TYPE OF REPORTING PERSON*
IN


*SEE INSTRUCTIONS BEFORE FILLING OUT!


This Amendment 1 to Schedule 13G relates to the Common Stock, par value $.001 per share (the "Common Stock") of Checkers Drive-In Restaurants, Inc., a Delaware corporation,
4300 West Cypress Street, Suite 600, Tampa, FL  33607.



Item 4.		Ownership

	(a) Amount beneficially owned:


(i) The amount of shares of Common Stock beneficially owned by GDK, Inc. ("GDK") is 78,079.
(ii) The amount of shares of Common Stock beneficially owned by Caxton International Limited ("Caxton International") is 342,828.
(iii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth LLC ("Caxton Equity Growth") is 59,144.
(iv) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)") is 172,708.
(v) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates, L.L.C. ("Caxton Associates") by reason of its voting and dispositive powers is 652,759.
(vi) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares.


(b)  Percent of Class:

(i)   GDK beneficially owns 0.7% of the Class of Common
      Stock.
(ii) Caxton International beneficially owns 2.8% of the Class of Common Stock.
(iii) Caxton Equity Growth beneficially 0.5% owns of the
      Class of Common Stock.
(iv) Caxton Equity Growth (BVI) beneficially owns 1.4% of the Class of Common Stock.
(v) Caxton Associates is deemed to beneficially own 5.4% of the class of Common Stock.
(vi) Mr. Kovner is deemed to beneficially own 5.4% of the Class of Common Stock.


(c)

    Number of shares as to which GDK has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  78,079
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  78,079

    Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  342,828
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  342,828

     Number of shares as to which Caxton Equity Growth has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  59,144
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  59,144

     Number of shares as to which Caxton Equity Growth (BVI) has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  172,708
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  172,708

     Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  652,759
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  652,759

	Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  652,759
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  652,759




Item 10.	Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


January 14, 2004



GDK, INC.


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer

By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON INTERNATIONAL LIMITED


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON EQUITY GROWTH (BVI) Ltd.


By:/s/Joseph Kelly
       Name:  Joseph Kelly
       Title: Vice President


By:/s/Maxwell Quin
       Name:  Maxwell Quin
       Title: Secretary


CAXTON EQUITY GROWTH LLC

By:/s/Scott B. Bernstein
       Name:  Scott B. Bernstein
       Title: Secretary, Caxton Associates, L.L.C., Manager


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title: Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact






Certification


The undersigned hereby certifies that the shares of Checkers Drive-In Restaurants, Inc. purchased on behalf of GDK, Inc., Caxton International Limited, Caxton Equity Growth (BVI) Ltd. and Caxton Equity Growth LLC were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




					/s/Andy Waldman
                                           Andy Waldman


 					/s/Kurt Feuerman
                                          Kurt Feuerman






Date: January 14, 2004